NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Announces $400.0 Million Offering of Senior Notes

HOUSTON, Texas – December 2, 2013 – Ultra Petroleum Corp. (NYSE: UPL) today announced that, subject to market conditions, the company intends to offer $400.0 million in aggregate principal amount of senior unsecured notes due 2018 in a private placement pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Ultra intends to use the net proceeds of this offering to fund a portion of the purchase price of its recently announced Uinta Basin acquisition.

The securities to be offered have not been registered under the Securities Act or any state securities laws; and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable state securities laws. The securities may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

This notice is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities. There shall not be any sale of the notes or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable laws.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields – and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 152,977,633 shares outstanding on October 31, 2013.

This notice includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including opinions, forecasts, projections or other statements that address activities, events or developments which may occur in the future are forward-looking statements. Although we believe the expectations reflected in the forward-looking statements in this notice are reasonable, we can give no assurance such expectations will prove to have been correct. Certain risks and uncertainties in our business are set forth in our filings with the Securities & Exchange Commission (“SEC”), particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K and from time to time in other filings made by us with the SEC. These risks and uncertainties include our ability to complete the Uinta Basin acquisition, our ability to integrate any properties we acquire into our existing business, the timing and extent of changes in prices for oil and gas, the condition of the capital markets generally, as well as our ability to access the capital markets, the timing and extent of our success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other important factors listed in the reports we file with the SEC which could cause our actual results to differ materially from any projections projected listed in the reports filed by the company with the SEC.

For further information contact:

Kelly L. Whitley

Director, Investor Relations

Phone: 281-582-6602

Email: kwhitley@ultrapetroleum.com

Julie E. Danvers

Manager, Investor Relations

Phone: 281-582-6604

Email: jdanvers@ultrapetroleum.com